EXHIBIT 99.1

June 15, 2012

Dear Shareholders,

On behalf of the Board of Directors, management and staff of Killbuck Bancshares, Inc and The Killbuck Savings Bank Co, it is my pleasure to enclose your semi-annual dividend check or advice of direct deposit representing $1.50 per share.  This is the same amount that was paid on June 15, 2011.  After deduction for the enclosed dividend, the book value of your stock is $74.81 per share.

Total assets of the Bank as of May 31, 2012 stand at $455.2 million compared to $417.3 million a year ago, an increase in total assets of $37.9 million.  After tax unaudited earnings for the first five months of 2012 equal $1.22 million.

We have seen a modest increase in loan demand this spring, with loans outstanding totaling $235.6 million as of May 31, 2012, an increase of $8.8 million since year end 2011.

We are thankful our local economy appears to be strong as most of our business customers are reporting strong sales so far in 2012.  However, the same cannot be said about the world economy.  Everyday it seems the headlines in the Wall Street Journal indicate continued economic problems with European and other foreign countries.  What effect these issues will have on banks in our country remains to be seen.

We are hopeful that our income will be enhanced in the second half of 2012 by our new deposit fee structure, which will go into effect on July 1, 2012.  Additionally, I have challenged our staff to think creatively about ways to reduce costs.  Some of their ideas have already been implemented.

Your Bank’s Board of Directors, management and staff are committed to building a strong community bank and providing unparalleled service to our clients as well as delivering long term value to our shareholders.  We encourage you to continue to use The Killbuck Savings Bank Co for all of your banking needs and request that you refer prospective clients to Your Bank.  Thank you for your continued support.

Yours Very Truly,

Craig A. Lawhead
President